Exhibit 99.2

CONSENT OF TECHNOMIC, INC.

May 24, 2011

Fiesta Restaurant Group, Inc.

c/o Carrols Corporation

968 James Street

Syracuse, New York 13203

Ladies and Gentlemen:

We hereby consent to the use of our name, Technomic, Inc., and to the references to the “2011 Technomic Top 500 Chain Restaurant Report” for the year ended 2010 in (i) an Offering Memorandum in connection with the offering and issuance of Senior Secured Notes (the “Notes”) of Fiesta Restaurant Group, Inc. (the “Company”) and in all subsequent amendments, (ii) a Registration Statement on Form 10 (“Form 10”) and in all subsequent amendments and supplements to the Form 10 and in any related prospectus and information statement and any related registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s registration of its common stock, (iii) a Registration Statement on Form S-4 (“Form S-4”) and in all subsequent amendments and supplements to the Form S-4 and in any related prospectus and any related registration statement filed under the Securities Act relating to the Company’s exchange offer of the Notes and (iv) any filing by the Company or any of its subsidiaries or affiliated entities under the Securities Act and the Securities Exchange Act of 1934, as amended. We further consent to the filing of this Consent as an exhibit to the Form 10 and the Form S-4.

Technomic, Inc.

By:	/s/ Chris Urban
	Name:	Chris Urban
	Title:	Director